SALES & SERVICE WORKING AGREEMENT

TO:     ELIAS SHAKER & COMPANY     DATE:     JUNE 26, 2009

FROM:     THERABIOGEN, INC.     EFFECTIVE:     JULY 1, 2009

RE:     MEMORANDUM OF AGREEMENT

Therabiogen, Inc., 1365 N. Courtenay Parkway, Suite A, Merritt Island, FL 32953, (hereinafter referred to as the "Company"), hereby confirms the appointment of Elias Shaker & Company, 766 W. Algonquin Road, Arlington Heights, IL 60005 (hereinafter referred to as the "Representative"), as their (Company's) sole and exclusive Sales & Marketing Representative on products now marketed and other products the Company may introduce from time to time for sale in the Representative's territory, class of trade, and/or accounts. This agreement is subject to the following conditions:

1.	TERRITORY/CLASS OF TRADE AND/OR ACCOUNTS: See Exhibit A – Account List.

2.

RETAINER AND COMMISSION: Company agrees to pay Representative a retainer fee of $1000 per month for a period of 6 months. A 3-month advance payment will be required prior to work being performed by the Representative. The retainer fee will be applied towards any future commissions earned, but in the event the agreement is terminated by the Company, and the commissions earned are less than the total retainer fee paid, the retainer will not be refunded to the Company.

The Commission rate will be 10% and any variances must have prior agreement from both parties.The retainer and commission will cover all costs associated with “What the Representative Will Do” as outlined in Point 7 of this agreement.

          Company will pay all commissions monthly on all net invoiced sales ("net invoiced sales" are defined as gross shipments less any standard promotional allowances and standard returns following the month shipments are invoiced). A check, along with a statement showing the invoices on the sales/shipments (or credits) for which commissions are being paid (or deducted), will be remitted to Representative on or before the 20th of the month following the month in which such shipments are invoiced.

          If a product or products are discontinued by any account and returned for credit, this will NOT be applied to net sales. Costs associated with getting distribution at certain accounts, such as slotting fees, new item fees, and/or free goods will NOT be part of net computations. Specific account marketing moneys, such as Scandowns or Rebates, will not be considered standard promotional allowances. These are marketing expenses directed specifically to the consumer.

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Commissions will be paid on all invoiced shipments for orders received by Company from all customers in Representative's territory regardless of where shipment is made, or whether the Representative writes the order or the orders are sent to the Company's offices, or whether orders are secured by the Representative or someone acting on behalf of the Company.

3.	CUSTOMER SERVICE/CALL CENTER FEES

Representative will also act as the Company’s Customer Service Department and will process claims, and generally handle any questions or specific needs from the Company’s accounts, insuring that said accounts’ requirements are met. Representative will also agree to set up and maintain applicable EDI functions to accomplish these tasks at the request of the Company.

The costs for these services will be $2,300 per month, to begin when the Company’s first order ships.

There will also be EDI Setup charges to be paid by the Company if it elects to use the EDI services offered by Representative. These charges may vary slightly, but initially will run about $3,750 for Vendor Setup (a one-time charge), and $500 per each account setup as needed (again a one-time charge per customer).

4.	TERMS OF AGREEMENT: This agreement is effective on the date noted above and will renew itself automatically for one (1) year periods unless sooner terminated as provided for hereunder.

5.

TERMINATION: Either party may terminate this agreement at any time on the giving of no less than sixty (60) days written notice to the other party. Upon termination, applicable fees and commissions on all orders shipped and invoiced to the termination date and on all pre-booked orders secured by the Representative prior to final termination date regardless of shipping date(s) will be paid.

6.

SPECIAL CONSIDERATION: In the event the Company terminates the Representative, the Representative will continue to be paid commissions by Company for any New Account(s) opened and/or New Distribution(s) obtained from the accounts on Exhibit A for a period of one year from the date of such termination. If the Representative resigns from the Company, then they forfeit said commissions.

7.

WHAT THE REPRESENTATIVE WILL DO: The Representative will provide ongoing marketing consultation to the Company in order to prepare the products for presentation to the trade. This would include advice on product packaging, presentation pieces, and other documentation necessary for the Representative to use in the selling process. The Representative will also consult with the Company on any other strategies (i.e., pricing, promotions, marketing, etc.) as needed to assist the Company in launching and maintaining successful items in the retail trade.

The Representative will contact accounts as outlined in Point 1, using its best efforts to secure orders and promotional support for the Company’s products according to the pricing, allowances, and terms of the Company, arranging for or sending all orders to the Company (or designated representative) for acceptance, shipping, and further handling.

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The Representative will at all times act in the best interests of the Company and agrees not to offer for sale, directly or indirectly, any products which may be competitive to the products of the Company.

8.

WHAT THE COMPANY WILL DO: Company will furnish to Representative and associates sufficient samples and other necessary material, without charge, and will replenish samples and other necessary material on the same basis whenever necessary, as long as requests are reasonable and proper.

Company will lend all possible sales assistance to Representative and will from time to time, as mutually agreed, send a qualified Company official to work with Representative's sales personnel.

     **     Company will include Representative in, and furnish copy of, Product Liability Insurance Policy with a specific endorsement for Representative.

9.

RELATIONSHIP OF THE PARTIES: Representative agrees it will use its own name, organization, and employees, paying all its own expenses; and the only compensation to be paid by Company will be the retainer, commissions, fees, or other incentives hereinafter provided. Further, it is understood both parties are independent contractors engaged in the operation of their own businesses, and neither party has the authority to enter into any agreement on behalf of the other except as otherwise expressly provided herein, or change this agreement without the written and/or signed consent of the other party.

The signatures of the duly authorized individuals noted below constitutes acceptance of the foregoing terms and conditions by other parties.

___________________________          ____________________________

Kelly Hickel, CEO     Bruce A. Funk, President

Therabiogen, Inc.     Elias Shaker & Co.